Exhibit 3.25

ARTICLES OF INCORPORATION

OF

ETHYL VENTURES, INC.

I.

The name of the Corporation is Ethyl Ventures, Inc.

II.

The purpose for which the Corporation is organized is to engage in and conduct any and all lawful business, not required to be specifically stated in these Articles.

III.

The number of shares which the Corporation shall have authority to issue shall be 5,000 shares of the par value of $1.00 each.

IV.

The initial registered office shall be located at 330 South Fourth Street in the City of Richmond, Virginia 23219, and the initial registered agent shall be E. Whitehead Elmore, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

V.

The number of Directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as the initial Directors are as follows:

E. Whitehead Elmore
330 S. Fourth Street Richmond, Virginia 23219

Jonathan B. Macdonald
330 S. Fourth Street Richmond, Virginia 23219

F. Case Whittemore
330 S. Fourth Street Richmond, Virginia 23219

Dated: October 15, 1986

/s/ Jonathan B. Macdonald, Esq.
Incorporator